UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No._)*

			      CHANGYOU.COM LIMITED
             -----------------------------------------------------
                                (Name of Issuer)

              		American Depositary Shares, each
		    representing two Class A Common Shares,
			  par value US$0.01 per share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    15911M107
             -----------------------------------------------------
                                 (CUSIP Number)

                                November 14, 2019
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

(1) This CUSIP number applies to the Issuer's American Depository
Shares, each representing two Class A Common Shares.

CUSIP No.15911M107	                      13G              Page 2
of 5 Pages
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   1.  NAME OF REPORTING PERSON:

       Maso Capital Partners Limited
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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions):

       (a) [ ]

       (b) [ ]
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   3.  SEC USE ONLY:

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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Hong Kong
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   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            2,599,905
  BENEFICIALLY    ---------------------------------------------------
-----------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      ---------------------------------------------------
-----------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            2,599,905
                  ---------------------------------------------------
-----------
                  8.   SHARED DISPOSITIVE POWER:
                       0
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,599,905
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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

       [ ]
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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       14.34%
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  12.  TYPE OF REPORTING PERSON (See Instructions):
       CO
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

CUSIP No.15911M107	                    13G                Page 3
of 5 Pages
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Item 1.     (a)   Name of Issuer:

                  Changyou.com Limited
                  ---------------------------------------------------
-----------
            (b)   Address of Issuer's Principal Executive Offices:

                  Changyou Building, Raycom Creative Industrial Park, 65 Bajiao East Road, Shijingshan District,
		  Beijing 100043
		  People's Republic of China
                  ---------------------------------------------------
-----------

Item 2.     (a)   Name of Person Filing:

                  (1) Maso Capital Partners Limited

                  ---------------------------------------------------
-----------
            (b)   Address of Principal Business Office, or if None,
Residence:

                  (1) 8/F Printing House
			6 Duddell Street, Central
			Hong Kong
--------------------------------------------------------------
            (c)   Citizenship:

                  (1) Hong Kong
                  ---------------------------------------------------
-----------
            (d)   Title of Class of Securities:

                  American Depositary Shares, each representing
			two Class A Common Shares
                  ---------------------------------------------------
-----------
            (e)   CUSIP Number:

                  15911M107
                  ---------------------------------------------------
-----------

Item 3.     If this statement is filed pursuant to Sections 240.13d-
1(b) or
            240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act
                     (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  A non-U.S. institution in accordance with
Section 240.13d-1(b)(1)(ii)(J);

            (k) [ ]  Group, in accordance with Rule 240.13d-
1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:___________________

CUSIP No.15911M107	                   13-G                Page 4
of 5 Pages
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Item 4.    Ownership as of November 14, 2019.

           (a) Amount beneficially owned:
           2,599,905

           (b) Percent of Class:
           14.34%

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    2,599,905
              (ii)  Shared power to vote or to direct the vote:
                    0

              (iii) Sole power to dispose or to direct the
disposition of:
                    2,599,905

              (iv)  Shared power to dispose or to direct the
disposition of:
                    0

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the
reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following []

Item 6.    Ownership of More Than Five Percent on Behalf of Another
Person.

           Not Applicable

Item 7.    Identification and Classification of the Subsidiary which
Acquired
           the Security Being Reported on By the Parent Holding
Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.15911M107	                   13-G                Page 5
of 5 Pages
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                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       November 19, 2019

By:    /s/ Manoj Jain
Name:  Manoj Jain
Title: Director

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